Ex. (h)(ii)

Amendment to Administration, Bookkeeping, and Pricing Services Agreement

This Amendment, entered into as of June 19, 2014 (the “Execution Date”) and effective as of August 13, 2014 (the “Effective Date”), to the Administration, Bookkeeping, and Pricing Services Agreement (this “Amendment”), by and between Wakefield Alternative Series Trust, a Delaware statutory trust established under the laws of the State of Delaware (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS entered into an Administration, Bookkeeping, and Pricing Services Agreement, dated as of May 22, 2012, as in effect prior to giving effect to this Amendment (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the provisions of the Agreement to reflect an adjustment of the Renewal Term under Section 15(b) of the Agreement.

WHEREAS, the Trust and ALPS wish to amend the provisions of the Agreement to reflect (i) a revised APPENDIX A – LIST OF PORTFOLIOS, and (ii) a revised APPENDIX C - COMPENSATION.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.        Section 15(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 15. Duration and Termination of this Agreement

(a)	***

(b)

Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term until September 12, 2014 and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the then current renewal term or for cause pursuant to Section 15(c) hereof. ALPS shall provide written notice to the Fund of the pending Renewal Term at least thirty (30) days in advance of the end of the Initial Term or any subsequent Renewal Term.

2.        Upon the Effective Date, the parties hereto agree to delete the current APPENDIX A – LIST OF PORTFOLIOS of the Agreement in its entirety and replace it with a new APPENDIX A – LIST OF PORTFOLIOS attached hereto and incorporated by reference herein.

3.        Upon the Effective Date, the parties hereto agree to delete the current APPENDIX C – COMPENSATION of the Agreement in its entirety and replace it with a new APPENDIX C – COMPENSATION attached hereto and incorporated by reference herein.

Ex. (h)(ii)

4.        Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Execution Date.

WAKEFIELD ALTERNATIVE SERIES TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Patrick F. Hart III	By:	/s/ Jeremy O. May
Name: Patrick F. Hart, III		Name: Jeremy O. May
Title: President		Title: President

Ex. (h)(ii)

APPENDIX A

LIST OF PORTFOLIOS

(Effective August 15, 2014)

Wakefield Managed Futures Strategy Fund

Clinton Long Short Equity Fund

Ex. (h)(ii)

APPENDIX C

COMPENSATION

Greater of $145,000 annual minimum in year one or the following basis point fee schedule:

Greater of $260,000 annual minimum in year two and forward or the following basis point fee schedule:

Annual Net Assets	Basis Points
Between $0 - $500 million	5.0
$500 million - $1 billion	3.0
Above $1 billion	2.0

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee.

Out-of-Pocket Expenses:    In addition, the Fund agrees to pay ALPS its out-of-pocket expenses including, but not limited to: third party security pricing and data fees, Bloomberg fees, Gainskeeper fees, PFIC Analyzer, Blue Sky permit processing fees and state registration fees, SAS70 control review reports, travel expenses to Board meetings and on-site supervisory reviews, board book/materials printing and mailing, customized programming/enhancements and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under this Agreement.

LATE CHARGES:    All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.